Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-130545-49

Wilshire Credit Corporation This presentation contains privileged and confidential proprietary information of Wilshire Credit Corporation and may not be shared without the prior written consent of Wilshire Credit Corporation ARM Reset Strategies October 2007

Executive Summary The portfolio has a high concentration of Adjustable Rate Mortgages (ARMs) which pose a considerable risk to the future performance of wholly owned and securitized pools Wilshire has taken a comprehensive approach to managing this risk; this presentation is meant to demonstrate the past, current, and planned activities

Strategy Overview 2006 ARM Strategies 60 Day Letter Campaign - April, 2006 45 Day Call Campaign - April , 2006 Deployed Loss Mitigation Early Referral Unit - August, 2006 2007 ARM Strategies Buckslips sent with statements at 120 and 150 days prior to all resets Letters sent at 150, 90, and 45 days prior to initial reset Calling campaigns begin at 120 days prior to initial reset Calling campaigns begin at 60 days prior to all other resets NationPoint Referral Program Establish Loan Workout Hotline Call Center Referrals to Nation Point NationPoint Reject List ARM Risk Score Dialer Strategies Establish transfer process to Loan Workout Early Referral Unit Targeted Loan Workout Letter Campaigns Enhance Loan Workout Modification Criteria

Strategy Overview 2007 Year-to-Date ARM Campaign Statistics* 587,780 Outbound Call Attempts 119,872 Letters Sent 6,622 Field Calls 140,227 Skip Traces 1,010 Current Payment Plans Established Contact Statistics Reset Month % of Loans with Contact Since Transfer % of Loans With Contact Within 6 Months Prior to Reset January 2007 84.8% 40.6% February 2007 81.7% 36.7% March 2007 79.8% 37.1% April 2007 77.8% 33.8% May 2007 80.1% 42.7% June 2007 80.1% 53.2% July 2007 80.0% 51.9% August 2007 81.9% 52.3% September 2007 82.3% 52.7% October 2007 81.4% 54.7% November 2007 78.8% 50.4% December 2007 79.0% 43.2% ____________________ * Campaign statistics apply to active initial resets as of 10/28/2007

ARM Reset Update Loan Servicing Activities by Initial Reset Month Outbound Attempts by Reset Month Plans by Reset Month Field Calls by Reset Month Letters Sent by Reset Month

ARM Reset Update Month-End Delinquency by Initial Reset Date Month-End Delinquency* Snapshot from Reset Date Through 10/28 January Reset Population February Reset Population March Reset Population April Reset Population May Reset Population June Reset Population *OTS delinquency method utilized in all delinquency calculations

ARM Reset Update Month-End Delinquency by Initial Reset Date Month-End Delinquency* Snapshot from Reset Date Through 10/28 July Reset Population August Reset Population September Reset Population *OTS delinquency method utilized in all delinquency calculations

ARM Reset Update ARM Reset Actual and Forecast Actual Forecast